EXHIBIT 99.1

Press Release

Press Contact Robert Craig 617-314-6846 rcraig@onyx.com	Investor Contact Rosemary Moothart 425-519-4068 rosemarym@onyx.com
For Release 4 p.m. EST
January 5, 2006
Onyx Rejects CDC Proposal
BELLEVUE, WA — January 5, 2006 — Onyx® Software Corporation (NASDAQ: ONXS), a worldwide leader in customer process management solutions for the enterprise, announced today that a Special Committee of its Board of Directors, comprised of independent directors and formed for the purpose of evaluating the unsolicited proposal from CDC Corporation (NASDAQ: CHINA), has unanimously rejected the proposal and has communicated this decision to CDC.
Onyx first received an unsolicited proposal from CDC on December 6, 2005. In mid-December the parties agreed to meet on December 30, 2005 to discuss the CDC proposal. Based upon discussions at that meeting, and upon subsequent assessment of the proposal, Onyx’s Special Committee has determined that the proposal from CDC is not in the best interests of Onyx shareholders. For the reasons listed below, among others, the proposed transaction would not produce a stronger combined entity, and would risk eroding value for Onyx shareholders:
•	CDC Software division assets are performing poorly, as evidenced by lower reported 2005 license growth compared to Onyx;

•	CDC is proposing that Onyx pay a significant premium for the CDC Software division assets;

•	CDC lacks a sustained history of profitable operations and has a poor track record of delivering shareholder value, but would have a significant controlling interest in the combined entity;

•	CDC has so far been unable to achieve synergies among the CDC Software assets it has proposed to combine with Onyx, as demonstrated by the steadily decreasing valuation of CDC since the Ross and Pivotal acquisitions;

•	The expectation that there would be limited synergies between the Onyx and CDC product lines compared with significant and inevitable cash costs of combining and integrating the two entities, and the potential for customer attrition;

•	The proposal will be highly dilutive to current Onyx shareholders;

•	Current Onyx shareholders would receive no cash consideration and would face the prospect of limited liquidity; and

•	Input from major Onyx shareholders who expressed a strong negative reaction to the proposal.
As Onyx has previously indicated, it is not seeking a sale of the company. Onyx intends to continue executing on the growth strategy that it has articulated to its customers, partners and shareholders. Onyx shall continue to build on its license revenue growth,

Onyx Rejects CDC Proposal

significant improvements in operating results, the addition of many new brand name customers and the recent Buy ratings from both Zacks Investment Research and Roth Capital. The Special Committee rejects the unsolicited offer from CDC and considers this matter closed.
About Onyx Software
Onyx Software Corporation (NASDAQ: ONXS) is a worldwide leader in customer management and process software for mid and large size enterprises. Onyx provides flexible solutions that enable organizations to automate, manage, and evolve their customer processes quickly and cost-effectively for strategic advantage. By providing an integrated suite of customer process automation applications encompassing customer management, process management, and analytics capabilities, Onyx enables enterprises to reduce costs, increase productivity and grow revenue. Major companies are aligning their customer-facing departments and managing their customer processes with Onyx software — companies such as Amway Corporation, Mellon Financial Corporation, The Regence Group and State Street Corporation. More information can be found at (888) ASK-ONYX, info@onyx.com or http://www.onyx.com/.
Forward-Looking Statement
This press release contains forward-looking statements, including statements about the outlook and prospects of any combined company that might result from the CDC proposal, the impact of the CDC proposal on Onyx shareholders and Onyx’s ability to execute on its growth strategy and continue its recent improvement in operating results. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “predict,” “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx’s actual results include, but are not limited to the ongoing success of our growth strategy, customer preferences for the products and services offered by Onyx and CDC and the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” described in our annual report on form 10-K and our quarterly reports on form 10-Q and other filings with the Securities and Exchange Commission which are available on our investor relations home page at www.onyx.com/investors. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
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Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.